Exhibit 99(bb)

[Western Union Mailgram sent to holders of 500 or more shares of IES]

(Western Union Mailgram logo)

Proxy Services
51 Mercedes Way
Edgewood, NY 11717

08/27/96 14:41:49

James A Sample
Churchill Communications Corp
Sample Mailgram
B:\5502.ASC 9611 08/27/96 14:41:28
123 Main Street
Anywhere, NY 12345-1234

TIME IS SHORT - VOTE BY PHONE TODAY                              August 27, 1996

DEAR IES SHAREHOLDER:

         You are now voting on an issue that is critical to the future of your investment in IES Industries. As you know, an alternative merger proposal has been offered to IES by MidAmerican Energy, the largest, fastest-growing utility company in Iowa, with 635,000 electric and 600,000 natural gas customers. We believe the MidAmerican proposal to merge with IES is better in every way than the proposed merger of IES with WPL Holdings, Inc. and Interstate Power Company (the "Wisconsin deal"). WE URGE YOU TO VOTE AGAINST THE WISCONSIN DEAL.

         Don't be swayed by IES' attempts to distract you from an honest comparison of the MidAmerican proposal and the Wisconsin deal. We believe that IES doesn't want you to focus on what we believe are the superior fundamentals of our proposal. To vote, or change your vote, see instructions below.

                               LOOK AT THE FACTS

     FACT: HIGHER VALUE. The MidAmerican proposal to merge with IES Industries provides you two options, an exchange of stock for 2.346 MidAmerican shares for each IES share (a $37.83 value based on August 23, 1996 closing prices) or $39.00 per share in cash.* In contrast, the proposed Wisconsin deal offers a value of only $34.91 per IES share, based upon a 1.14 exchange ratio at August 23, 1996 closing stock prices.

     FACT: CHOICE. Shareholders can receive all stock if they choose, or exchange their shares for cash.*

     * If holders of more than 40% of the total IES shares choose to receive cash, then all shareholders who elected to receive all cash will receive the same combination of cash and stock. If you get a combination of cash and stock, the stock portion will be entirely tax-free.

     FACT: TAX-FREE OPTION. Shareholders who exchange IES shares for MidAmerican stock will receive new MidAmerican shares in a tax-free exchange.

     FACT: HIGHER DIVIDEND. The MidAmerican proposal offers an annual dividend of $2.82 per IES Share - 25% higher than the $2.25 you would receive in the Wisconsin deal. (Of course, if you elect to receive cash for your shares, you will not continue to receive dividends). In fact, until MidAmerican made its offer, the Wisconsin deal included a dividend cut for IES shareholders.

     FACT: SECURE DIVIDEND. For the twelve months ending June 30, 1996, MidAmerican's earnings exceeded its dividend by more than 18%. What's more, the savings we expect from a MidAmerican-IES merger will more than offset the cost of any new debt we may take on to accomplish that merger.

     FACT: FINANCIALLY STRONG COMPANY. MidAmerican Energy has "A+" credit rating from Standard & Poor's. That's higher than IES' current S&P rating. Furthermore, we intend to pay down debt after the merger. MidAmerican has over $800 million in non-core assets that we're looking to redeploy into core energy and communications businesses, including the proposed merger with IES.

     FACT: RAPID TRANSACTION CLOSING. In the last five years, MidAmerican has completed two similar mergers in less than twelve months, and we believe this transaction can be completed in the same time frame.
            In fact, MidAmerican has already filed its approval application with the Federal Energy Regulatory Commission. MidAmerican strongly believes that we can complete this transaction as soon as IES and the other parties can complete the Wisconsin deal - if not earlier.

     FACT: CLEAR STRATEGY. MidAmerican intends to become a major regional energy and communications company. The fact that the combined MidAmerican/IES would have a combined 41% holding in McLeod, Inc., a $1.2 billion publicly-traded telecommunications company, is evidence of our intent.

              IT'S NOT TOO LATE TO VOTE AGAINST THE WISCONSIN DEAL

Since time is short and your vote extremely important, we have established a method to enable you to vote by toll-free telephone. Please follow the simple instructions below.

If you have any questions or need assistance in the last-minute voting of your shares, please call us, toll-free, at 1-888-776-4692.

                        VOTE AGAINST THE WISCONSIN DEAL

                             TIME IS OF THE ESSENCE

                           THE MIDAMERICAN PROPOSAL:
                                  BETTER VALUE
                                BETTER DIVIDEND
                                BETTER STRATEGY

Sincerely,

RUSSELL E. CHRISTIANSEN                  STANLEY J. BRIGHT
Chairman of the Board                    President and Chief Executive Officer

         MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the soliciation of proxies against the Proposed IES/WPL/Interstate transaction and that proxy statement and the other materials are incorporated herein by reference.

        TOLL-FREE PROXYGRAM OPERATORS WHO ARE INDEPENDENT OF MIDAMERICAN
                       ARE AVAILABLE TO ASSIST YOU NOW!!

                                  INSTRUCTIONS

1.  Call Toll-Free 1-800-521-8454 between 7:00 a.m. and 11:00 p.m. central time.

2. Tell the operator that you wish to send a collect ProxyGram to ID No. 5502, MidAmerican Energy Company in opposition to IES Industries Inc.

3.  State your name, address and telephone number.

4. State your bank or broker at which your shares are held and your control number as shown below:

                  Name:                              (NA.1)
                  Bank/Broker:                       (Broker)
                  Control number:                    (ControlNum)
                  Number of shares:                  (NumShares)

                 PROXY SOLICITED BY MIDAMERICAN ENERGY COMPANY
            IN OPPOSITION TO THE PROXY SOLICITED BY THE DIRECTORS OF
                              IES INDUSTRIES INC.

         The undersigned, a holder of record of shares of common stock, without par value (the "Shares"), of IES Industries Inc., an Iowa corporation ("IES"), at the close of business of July 10, 1996 (the "Record Date"), hereby appoints Stanley J. Bright, J. Sue Rozema and Paul J. Leighton, or any of them, the proxy or proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of IES Shareholders to be held on September 5, 1996 (and any adjournments, postponements, continuations or reschedulings thereof), at which holders of Shares will be voting on, among other things, approval of the Agreement and Plan of Merger, dated as of November 10, 1995, as amended (the "Merger Agreement"), among Interstate Power Company, an Iowa corporation ("Interstate"), WPL Holdings, Inc., a Wisconsin corporation ("WPL"), IES, WPLH Acquisition Co., a Wisconsin corporation and a wholly-owned subsidiary of WPL, and Interstate Power Company, a Wisconsin corporation and a wholly-owned subsidiary of Interstate, providing for the combination of IES, Interstate and WPL (the "Proposed Wisconsin Transaction"), and to vote as specified in this proxy all the Shares which the undersigned would otherwise be entitled to vote if personally present. If no vote is specified, the undersigned will be deemed to have voted AGAINST approval of the Merger Agreement and to have abstained on the election of directors. The undersigned hereby revokes any previous proxies with respect to the matters covered in this Proxy.

THE BOARD OF DIRECTORS OF MIDAMERICAN ENERGY COMPANY RECOMMENDS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. IF RETURNED CARDS ARE SIGNED BUT NOT MARKED, THE UNDERSIGNED WILL BE DEEMED TO HAVE VOTED AGAINST APPROVAL OF THE MERGER AGREEMENT AND TO HAVE ABSTAINED ON THE ELECTION OF DIRECTORS.

THE BOARD OF DIRECTORS OF MIDAMERICAN ENERGY COMPANY RECOMMENDS A VOTE AGAINST PROPOSAL 1.

1.       Approval of Merger Agreement

         ( ) AGAINST       ( ) FOR          ( ) ABSTAIN

2.       The election of directors:
         Nominees:  C.R.S. Anderson; J. Wayne Bevis; Lee Liu; Jack R. Newman;
                    Robert D. Ray; David Q. Reed; Henry Royer;
                    Robert W. Schlutz; Anthony R. Weiler

         (   ) FOR ALL     ( ) AGAINST ALL  ( ) EXCEPTIONS      ( ) ABSTAIN

         EXCEPTION(S): (To withhold any individual nominee(s), give that nominee(s) name to the operator.)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, continuations or reschedulings thereof.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL US TOLL-FREE AT 1-888-776-4692.